Exhibit 10.7

FIRST NATIONAL BANK

DEFERRED COMPENSATION PLAN

FIRST NATIONAL BANK, an Ohio corporation located in Orrville, Ohio, (the “Employer”) hereby establishes the First National Bank Deferred Compensation Plan (the “Plan”), effective August 22, 2011, for the benefit of (i) a select group of management and highly compensated employees of the Employer and (ii) the members of the Board of Directors of the Employer, in order to provide such employees and directors with certain deferred compensation benefits. The Plan is an unfunded deferred compensation plan that is intended to qualify for the exemptions provided in sections 201, 301, and 401 of ERISA.

ARTICLE 1

DEFINITIONS

For the purpose of this Plan, the following phrases or terms shall have the indicated meanings:

1.1 “Administrator” means the Board or its designee.

1.2 “Affiliate” means any business entity with whom the Employer would be considered a single employer under Section 414(b) and 414(c) of the Code. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

1.3 Base Salary” means the cash compensation relating to services performed during any calendar year, excluding bonuses, commissions, distributions from nonqualified deferred compensation plans, fringe benefits, incentive payments, non-monetary awards, overtime, relocation expenses, stock options and other fees, and automobile and other allowances paid to the Participant for services rendered (whether or not such allowances are included in the Participant’s gross income). Base Salary shall be calculated before reduction for amounts voluntarily deferred or contributed by the Participant pursuant to qualified or non-qualified plans and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Participant.

1.4 “Beneficiary” means the person or persons designated in writing by the Participant to receive benefits hereunder in the event of the Participant’s death.

1.5 “Board” means the Board of Directors of the Employer, unless specifically noted otherwise.

1.6 “Bonus” means the amount of incentive compensation paid to an Employee by the Employer.

1.7 “Cause” means any of the following acts or circumstances: (i) willful destruction by the Participant of property of the Employer having a material value to the Employer; (ii) fraud, embezzlement, theft, or comparable dishonest activity committed by the Participant; (iii) the Participant’s conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty, or moral turpitude; (iv) the Participant’s breach, neglect, refusal, or failure to materially discharge the Participant’s duties (other than due to physical or mental illness) commensurate with the Participant’s title and function that is not cured within fifteen (15) days after the Participant has received written notice thereof; or (v) any willful misconduct by the Participant which may cause substantial economic or reputation injury to the Employer, including, but not limited to, sexual or other harassment.

1.8 “Change in Control” means a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer, as such change is defined in Code Section 409A and regulations thereunder.

1.9 “Compensation” means the Base Salary and Bonus of an Employee and Fees earned by a Director.

1.10 “Crediting Rate” means the annual rate equal to fifty (50) basis points less than the yield the Employer earned on the Employer’s investment portfolio during the immediately preceding Plan Year The Crediting Rate shall reset annually on the first day of each Plan Year.

1.11 “Claimant” means a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.12 “Code” means the Internal Revenue Code of 1986, as amended.

1.13 “Deferral Account” means the Employer’s accounting of a Participant’s accumulated Deferrals plus accrued interest.

1.14 “Deferral Election Form” means each form established from time to time by the Administrator that the Participants complete, sign and return to the Administrator to designate the amount of Deferrals.

1.15 “Deferrals” means the amount of Compensation a Participant elects to defer according to this Plan.

1.16 “Director” means a member of the Board.

1.17 “Early Termination” means Separation from Service before Normal Retirement Age except when such Separation from Service occurs due to Termination for Cause.

1.18 “Effective Date” means August 1, 2011.

1.19 “Election to Participate” means the form required by the Administrator to indicate acceptance of participation in this Plan.

1.20 “Employee” means an employee of the Employer.

1.21 “Fees” means the total fees payable to the Participant in a Plan Year for their services as a director of the Employer.

1.22 “Normal Retirement Age” means the age shown on the Participant’s Election to Participate and approved by the Board.

1.23 “Participant” means an Employee or Director (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs an Election to Participate and a Beneficiary Designation Form, (iv) whose signed Election to Participate and Beneficiary Designation Form are accepted by the Administrator, (v) who commences participation in the Plan and (vi) whose Participation has not terminated.

1.24 “Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date and end on the following December 31.

1.25 “Separation from Service” means a termination of the Participant’s service with the Employer and its Affiliates for reasons other than death. A Separation from Service may occur as of a specified date for purposes of the Plan even if the Participant continues to provide some services for the Employer or its Affiliates after that date, provided that the facts and circumstances indicate that the Employer and the Participant reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Participant performed services for the Employer, if that is less than thirty-six (36) months). A Separation from Service will not be deemed to have occurred while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Participant with the right to reemployment with the Employer. If the Participant’s leave exceeds six (6) months but the Participant is not entitled to reemployment under a statute or contract, the Participant incurs a Separation of Service on the next day following the expiration of such six (6) month period. The Administrator shall have full and final authority, to determine conclusively whether a Separation from Service occurs, and the date of such Separation from Service.

1.26 “Specified Employee” means an individual that satisfies the definition of a “key employee” of the Employer as such term is defined in Code §416(i) (without regard to Code §416(i)(5)), provided that the stock of the Employer is publicly traded on an established securities market or otherwise, as defined in Code §1.897-1(m). If the Participant is a key employee at any time during the twelve (12) months ending on December 31, the Participant is a Specified Employee for the twelve (12) month period commencing on the first day of the following April.

1.27 “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Beneficiary, or the Participant’s dependent (as defined in Code Section 152(a)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE 2

PARTICIPATION

2.1 Selection by Administrator. Participation in the Plan shall be limited to those Employees and Directors selected by the Administrator.

2.2 Enrollment Requirements. As a condition to participation, each selected individual shall complete, execute and return to the Administrator (i) an Election to Participate, and (ii) a Beneficiary Designation Form. In addition, the Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3 Eligibility; Commencement of Participation. Provided an individual selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Administrator, that individual will be covered by the Plan and will be eligible to receive benefits at the time and in the manner provided hereunder, subject to the provisions of the Plan. The Participants will be eligible to participate fully in the Plan until Separation from Service occurs or until the Administrator decides, as described in Section 7.6, that the Participant may not make further deferrals.

ARTICLE 3

DEFERRAL ELECTION

3.1 Elections Generally. Each Participant may annually file a Deferral Election Form with the Administrator no later than the end of the Plan Year preceding the Plan Year in which services leading to the Compensation to be deferred will be performed.

3.2 Initial Election. After being notified by the Administrator of becoming eligible to participate in this Plan, each Participant may make an initial deferral election by delivering to the Administrator a signed Deferral Election Form within thirty (30) days of becoming eligible. The Deferral Election Form shall set forth the amount of Base Salary, Bonus, and/or Fees to be deferred. However, if the Participant was eligible to participate in any other account balance plans sponsored by the Employer prior to becoming eligible to participate in this Plan, the initial election to defer under this Plan shall not be effective until the Plan Year following the Plan Year in which the Participant became eligible to participate in this Plan.

3.3 Election Changes. Each Participant may modify the amount of Deferrals annually by filing a new Deferral Election Form with the Employer. The modified deferral shall not be effective until the calendar year following the year in which the subsequent Deferral Election Form is received by the Employer.

3.4 Hardship. If an Unforeseeable Emergency occurs, a Participant, by written instructions to the Employer, may discontinue deferrals hereunder. Any subsequent Deferral Elections may be made only in accordance with Section 2.1 hereof.

ARTICLE 4

DEFFERAL ACCOUNT

4.1 Establishing and Crediting. The Employer shall establish a Deferral Account on its books for each Participant and shall credit to the Deferral Account the following amounts:

(a) Any Deferrals hereunder; and

(b) Interest calculated as follows: on the last day of each month interest shall be credited on the Deferral Account at an annual rate equal to the Crediting Rate, compounded monthly.

4.2 Recordkeeping Device Only. The Deferral Accounts are solely devices for measuring amounts to be paid under this Plan and not a trust fund of any kind.

4.3 Timing of Payments and Crediting of Interest. All payments made pursuant to Article 5 shall be calculated as if they were made on the first day of the month. Because under Section 4.1(b) interest is credited to the Deferral Account only on the last day of each month, payments made during a given month will not include any interest earned during the month in which payment occurs.

Article 5

PAYMENT OF BENEFITS

5.1 Normal Retirement Benefit. Upon a Participant’s Separation from Service after Normal Retirement Age, the Employer shall pay the Participant his or her Deferral Account balance calculated at Separation from Service. The benefit will be paid as specified in the Participant’s Election to Participate, subject to the conditions and limitations hereinafter set forth.

5.2 Early Termination Benefit. Upon a Participant’s Early Termination, the Employer shall pay the Participant his or her Deferral Account balance in a single lump sum within ninety (90) days following Separation from Service.

5.3 Death Prior to Commencement of Benefit Payments. In the event a Participant dies prior to Separation from Service, the Employer shall pay the Participant’s beneficiary the Participant’s Deferral Account balance in a single lump within ninety (90) days following the Participant’s death.

5.4 Death Subsequent to Commencement of Benefit Payments. In the event a Participant dies while receiving payments, but prior to receiving all payments due and owing hereunder, the Employer shall pay the Participant’s Beneficiary the Participant’s Deferral Account balance in a single lump sum within ninety (90) days following the Participant’s death.

5.5 Hardship Distribution. If an Unforeseeable Emergency occurs, a Participant may petition the Administrator to receive a distribution from the Plan (a “Hardship Distribution”). The Administrator in its sole discretion may grant such petition. If granted, the Participant shall receive, within sixty (60) days, a distribution from the Plan only to the extent deemed necessary by the Administrator to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution. In any event, the maximum amount which may be paid out as a Hardship Distribution is the Participant’s Deferral Account balance as of the day the Participant petitioned the Administrator to receive a Hardship Distribution. A Hardship Distribution shall reduce the Participant’s Deferral Account balance.

5.6 Termination for Cause. If the Company terminates a Participant’s service for Cause, then the Participant shall forfeit all interest credited to the Participant’s Deferral Account and shall be entitled only to the return of the Deferrals.

5.7 Restriction on Commencement of Distributions. Notwithstanding any provision of this Plan to the contrary, if a Participant is considered a Specified Employee at the time of the Participant’s Separation from Service, the provisions of this Section shall govern all distributions hereunder. Distributions which would otherwise be made to the Participant due to Separation from Service shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following Separation from Service. All subsequent distributions shall be paid as they would have had this Section not applied.

5.8 Acceleration of Payments. Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with the ethics laws or conflicts of interest laws; (iv) in limited cashouts (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) to pay employment-related taxes; or (vi) to pay any taxes that may become due at any time that the Plan fails to meet the requirements of Code Section 409A.

5.9 Delays in Payment by Employer. A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event. The delay in the payment will not constitute a subsequent deferral election, so long as the Employer treats all payments to similarly situated Participants on a reasonably consistent basis.

(a) Payments subject to Code Section 162(m). If the Employer reasonably anticipates that the Employer’s deduction with respect to any distribution under this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution from this Plan is deductible, the Employer may delay payment of any amount that would otherwise be distributed under this Plan. The delayed amounts shall be distributed to the Participant (or the Beneficiary in the event of the Participant’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

(b) Payments that would violate Federal securities laws or other applicable law. A payment may be delayed where the Employer reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law provided that the payment is made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision of the Internal Revenue Code is not treated as a violation of law.

(c) Solvency. Notwithstanding the above, a payment may be delayed where the payment would jeopardize the ability of the Employer to continue as a going concern.

5.10 Treatment of Payment as Made on Designated Payment Date. Any payment under this Plan made after the required payment date shall be deemed made on the required payment date provided that such payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) if Employer cannot calculate the payment amount on account of administrative impracticality which is beyond the Participant’s control, the end of the first calendar year which payment calculation is practicable; and (iv) if Employer does not have sufficient funds to make the payment without jeopardizing the Employer’s solvency, in the first calendar year in which the Employer’s funds are sufficient to make the payment.

5.11 Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Employer and the Administrator from further liability on account thereof.

5.12 Excise Tax Limitation. Notwithstanding any provision of this Plan to the contrary, if any benefit payment hereunder would be treated as an “excess parachute payment” under Code Section 280G, the Employer shall reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment.

5.13 Changes in Form of Timing of Benefit Payments. The Employer may, subject to the terms of Section 9.1, amend this Plan to delay the timing or change the form of payments. Any such amendment:

(a) may not accelerate the time or schedule of any distribution;

(b) must, for benefits distributable due solely to the arrival of a specified date, or on account of Separation from Service or Change in Control, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c) must not take effect until at least twelve (12) months after the amendment is made.

ARTICLE 6

BENEFICIARIES

6.1 Designation of Beneficiaries. Each Participant may designate a person to receive any benefits payable under the Plan upon the Participant’s death, and the designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the Participant, shall be in the form prescribed by the Administrator and shall be effective only when filed in writing with the Administrator during the Participant’s lifetime. If a Participant names someone other than the Participant’s spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Participant’s spouse and returned to the Administrator. The Participant’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved.

6.2 Absence of Beneficiary Designation. In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by a Participant, the Employer shall pay the benefit payment to the Participant’s spouse. If the spouse is not living then the Employer shall pay the benefit payment to the Participant’s living descendants per stirpes, and if there no living descendants, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Participant’s personal representative, executor, or administrator.

6.3 Information to be Furnished by Participants and Beneficiaries; Inability to Locate Participants or Beneficiaries. Any communication, statement, or notice addressed to a Participant or Beneficiary at his or her last post office address as shown on the Employer’s records shall be binding on the Participant or Beneficiary for all purposes of this Plan. The Employer shall not be obligated to search for any Participant or Beneficiary beyond the sending of a registered letter to the last known address.

ARTICLE 7

ADMINISTRATION

7.1 Administrator Duties. The Administrator shall be responsible for the management, operation, and administration of the Plan. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Employer, Participants or Beneficiaries. No provision of this Plan shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

7.2 Administrator Authority. The Administrator shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes. Such powers include, but are not limited to, the following:

(a) To construe and interpret the terms and provisions of this Plan and to reconcile any inconsistency;

(b) To compute and certify the amount payable to the Participants and the Beneficiaries; to determine the time and manner in which such benefits are paid; and to determine the amount of any withholding taxes to be deducted;

(c) To maintain all records that may be necessary for the administration of this Plan;

(d) To provide for the disclosure of all information and the filing or provision of all reports and statements to the Participants, the Beneficiaries and governmental agencies as required by law;

(e) To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan so long as no such rules or procedures are not inconsistent with the terms hereof;

(f) To administer this Plan’s claims procedures;

(g) To approve the forms and procedures for use under this Plan; and

(h) To employ others, including actuaries, attorneys, accountants, independent fiduciaries, recordkeepers and administrative consultants, to render advice or perform services with respect to the responsibilities of the Administrator under the Plan.

7.3 Binding Effect of Decision. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Plan.

7.4 Compensation, Expenses and Indemnity. The Administrator shall serve without compensation for services rendered hereunder. The Administrator is authorized at the expense of the Employer to employ such legal counsel and recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Plan shall be paid by the Employer.

7.5 Employer Information. The Employer shall supply full and timely information to the Administrator on all matters relating to the Participants’ compensation, death, Disability or Separation from Service, and such other information as the Administrator reasonably requires.

7.6 Termination of Participation. If the Administrator determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with ERISA, the Administrator shall have the right, in its sole discretion, to prohibit the Participant from making additional deferrals hereunder in future Plan Years.

7.7 Compliance with Code Section 409A. The Employer intends that the Plan comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Participants or Beneficiaries. This Plan shall be construed, administered and governed in a manner that affects such intent, and the Administrator shall not take any action that would be inconsistent therewith.

ARTICLE 8

CLAIMS AND REVIEW PROCEDURES

8.1 Claims Procedure. A Claimant who has not received benefits under this Plan that he or she believes should be distributed shall make a claim for such benefits as follows.

(a) Initiation – Written Claim. The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(b) Timing of Administrator Response. The Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(c) Notice of Decision. If the Administrator denies part or all of the claim, the Administrator shall notify the Claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Plan on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of this Plan’s review procedures and the time limits applicable to such procedures; and (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

8.2 Review Procedure. If the Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial as follows.

(a) Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

(b) Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(c) Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Timing of Administrator Response. The Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(e) Notice of Decision. The Administrator shall notify the Claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (a) the specific reasons for the denial; (b) a reference to the specific provisions of this Plan on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (d) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

Article 9

AMENDMENT AND TERMINATION

9.1 Generally. The Board may unilaterally amend or terminate this Plan at any time. The termination of this Plan shall not cause a distribution of benefits under this Plan. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 5. Notwithstanding the foregoing, any amendment to the timing or form of payments to be made under Article 5 must be consented to in writing be any Participants impacted by the proposed amendment.

9.2 Effect of Complete Termination. Subject to the requirements of Code Section 409A and Treasury Regulations §1.409A-3(j)(4)(ix), in the event of complete termination of the Plan, the Employer shall pay the Deferral Account balance to the Participants. Such complete termination of the Plan shall occur only under the following circumstances and conditions.

(a) Corporate Dissolution or Bankruptcy. The Employer may terminate and liquidate the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that all benefits under the Plan are included in the Participants’ gross income in the latest of: (i) the calendar year which the termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b) Discretionary Termination. The Employer may terminate and liquidate this Plan provided that: (i) all arrangements sponsored by the Employer and Affiliates that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated; (ii) no payments, other than payments that would be payable under the terms of this Plan if the termination had not occurred, are made within twelve (12) months of this Plan’s termination; (iii) all payments are made within twenty-four (24) months following this Plan’s termination; (iv) neither the Employer nor any of its Affiliates adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-1(c) if a Participant participated in both arrangements, at any time within three (3) years following the date of termination of the Plan; and (v) the termination does not occur proximate to a downturn in the financial health of the Employer.

(c) Change in Control. The Employer may terminate the Plan within the thirty (30) days preceding or the twelve (12) months following a Change in Control. This Plan will then be treated as terminated only if all substantially similar arrangements sponsored by the Employer which are treated as deferred under a single plan under Treasury Regulations §1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the Change in Control so that the Participants and any participants in any such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

ARTICLE 10

MISCELLANEOUS

10.1 No Effect on Employment Rights. This Plan constitutes the entire agreement between the Employer and the Participants as to the subject matter hereof. No rights are granted to the Participants by virtue of this Plan other than those specifically set forth herein. Nothing contained herein will confer upon the Participants the right to be retained in the service of the Employer nor limit the right of the Employer to discharge or otherwise deal with the Participants without regard to the existence hereof.

10.2 State Law. To the extent not governed by ERISA, the provisions of this Plan shall be construed and interpreted according to the internal law of the State of Ohio without regard to its conflicts of laws principles.

10.3 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

10.4 Nonassignability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.5 Unsecured General Creditor Status. Payment to a Participant or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Employer and no person shall have any interest in any such asset by virtue of any provision of this Plan. The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. In the event that the Employer purchases an insurance policy insuring the life of the Participants to recover the cost of providing benefits hereunder, neither the Participants nor the Beneficiaries shall have any rights whatsoever in said policy or the proceeds therefrom.

10.6 Life Insurance. If the Employer chooses to obtain insurance on the life of the Participant in connection with its obligations under this Plan each Participant hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Employer or the insurance company designated by the Employer.

10.7 Unclaimed Benefits. Each Participant shall keep the Employer informed of the Participant’s current address and the current address of the Beneficiary. If the location of a Participant is not made known to the Employer within three years after the date upon which any payment of any benefits may first be made, the Employer shall delay payment of the Participant’s benefit payment(s) until the location of the Participant is made known to the Employer; however, the Employer shall only be obligated to hold such benefit payment(s) for the Participant until the expiration of three (3) years. Upon expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Beneficiary. If the location of the Beneficiary is not made known to the Employer by the end of an additional two (2) month period following expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Participant’s estate. If there is no estate in existence at such time or if such fact cannot be determined by the Employer, the Participant and Beneficiary shall thereupon forfeit all rights to any benefits provided under this Plan.

10.9 Removal. Notwithstanding anything in this Plan to the contrary, the Employer shall not distribute any benefit to a Participant under this Plan if the Participant is subject to a final removal or prohibition order issued pursuant to Section 8(e) of the Federal Deposit Insurance Act. Furthermore, any payments made to a Participant pursuant to this Plan shall, if required, comply with 12 U.S.C. 1828, FDIC Regulation 12 CFR Part 359 and any other regulations or guidance promulgated thereunder.

10.10 Notice. Any notice, consent or demand required or permitted to be given to the Employer or Administrator under this Plan shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Employer’s principal business office. Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Participant. Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

10.11 Headings and Interpretation. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed part of this Plan. Wherever the fulfillment of the intent and purpose of this Plan requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

10.12 Alternative Action. In the event it becomes impossible for the Employer or the Administrator to perform any act required by this Plan due to regulatory or other constraints, the Employer or Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Plan and is in the best interests of the Employer, provided that such alternative act does not violate Code Section 409A.

10.13 Coordination with Other Benefits. The benefits provided for the Participants or the Beneficiaries under this Plan are in addition to any other benefits available to the Participants under any other plan or program for employees and directors of the Employer. This Plan shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

10.14 Inurement. This Plan shall be binding upon and shall inure to the benefit of the Employer, its successor and assigns, and the Participants, the Participants’ successors, heirs, executors, administrators, and the Beneficiaries.

10.15 Tax Withholding. The Employer may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation to withhold in connection with any benefits under the Plan. The Participants shall be responsible for the payment of all individual tax liabilities relating to any benefits paid hereunder.

10.16 Aggregation of Plan. If the Employer offers other account balance deferred compensation plans in addition to this Plan, this Plan and those plans shall be treated as a single plan to the extent required under Code Section 409A.

IN WITNESS WHEREOF, a representative of the Employer has executed this Plan as indicated below:

Employer:

By:	/s/ James R. VanSickle
James R. VanSickle, Chief Financial Officer